RSI RETIREMENT TRUST
                         RETIREMENT SYSTEM INVESTORS INC.

                          INVESTMENT MANAGEMENT AGREEMENT


            THIS AGREEMENT made as of February 8, 1999, between RSI Retirement Trust (the "Trust"), a retirement fund organized and existing as a trust pursuant to a certain Agreement and Declaration of Trust, as amended and restated August 1, 1990 and as further amended from time to time (the "Agreement and Declaration of Trust"), and Retirement System Investors Inc., a Delaware corporation (the "Manager").


                             W I T N E S S E T H:
                             - - - - - - - - - -

             WHEREAS, the Trust is an investment trust exempt from taxation under Section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which has been designed to effectuate pension or profit-sharing plans which are qualified under Section 401(a) of the Code and individual retirement accounts under Section 408(a) of the Code; and

             WHEREAS, such pension and profit-sharing plans are eligible to invest their assets in the Trust, and to become unitholders of the Trust (the "Unitholders"); and

             WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

             WHEREAS, pursuant to an Investment Management Agreement dated July 29, 1997, the Manager has served as the investment manager for all of the investment funds of the Trust (the "Investment Funds"); and

             WHEREAS, the Trust wishes to continue the Manager as the investment manager of the assets of each of the Investment Funds (the "Account"), with modifications to the terms and conditions under which the Manager serves as investment manager of the assets comprising the Emerging Growth Equity Fund, the International Equity Fund, and the Value Equity Fund, to act in such capacity in the manner set forth in this Agreement, and the Manager is willing to act in such capacity in accordance with the provisions of this Agreement;

             NOW, THEREFORE, the Trust hereby agrees with the Manager as follows:

             1.   Appointment of the Manager
                  --------------------------

             A. The Trust hereby designates, appoints, engages and retains the Manager as investment manager of the Account.

             B. The Manager hereby accepts appointment as investment manager to manage the Account. The Manager hereby represents and warrants that it is a qualified investment advisor under the Investment Advisors Act of 1940, as amended. The Manager agrees that, although it may not be subject to the provisions of Title 1 of the Employee Retirement Income Security Act of 1974, and amended ("ERISA"), in carrying out its duties and
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responsibilities under this Agreement, it will conduct itself as an investment manager (as defined in Section 3(38) of ERISA), and it will act in accordance with the requirements of Part 4 of ERISA as applicable to fiduciaries (as defined in Section 3(21) of ERISA). Notwithstanding anything contained herein to the contrary, references to ERISA in this Agreement will be deemed to contemplate all judicial or administrative interpretations and all statutory and administrative exemptions which would be applicable in the circumstances and to the parties in question were this Agreement and the Manager subject to ERISA.

             C. The Manager will also perform such services as may be requested from time to time by the Trust relating to the allocation of a Plan's assets between equities and fixed incomeobligations and within specified investment funds of the Trust, at no additional charge to the Trust.

             D. Notwithstanding the foregoing, the Manager may, from time to time subject to the approval of the Trust's Board of Trustees (the "Trustees") and the Unitholders, retain a person or persons (a "Sub-Advisor") to provide investment management services to one or more of the Investment Funds. The Sub-Advisor shall agree to comply with all provisions applicable to the Manager hereunder. If the Manager retains a Sub-Advisor, the Trust will have no responsibility to compensate the Sub-Advisor, any such compensation to be paid by the Manager from the amount paid to it pursuant to Section 5 of the Agreement.

             E. This Agreement is effective on the date hereof. This Agreement will remain in full force and effect until February 8, 2001, unless terminated earlier in accordance with its terms, and thereafter from year to year provided that such continuance is specifically approved in the manner required by the Act.

              2.   Assets of the Account
                   ---------------------

              The Trust will certify or cause to be certified to the Manager the assets comprising the Account as of the commencement of the term of this Agreement. The Trust may add to the Account assets acceptable to the Manager or withdraw assets from the Account at any time or from time to time by written notification to the Manager. The Account will consist of the assets certified to the Manager as aforesaid, or any assets into which the same may be converted from time to time, together with any income therefrom or any other increment thereon, and assets added as aforesaid, less assets withdrawn as aforesaid.

              3.   Investment Powers
                   -----------------

              A.   Subject to the provisions of paragraphs B and C of this
Section 3, the Manager will have sole and complete authority and discretion, subject to and consistent with the investment objectives and policies of the Investment Funds as set forth in the prospectus of the Trust (the "Prospectus"), the Agreement and Declaration of Trust, the Rules and Procedures of the Trust and the Trust's Statement of Investment Objectives and Guidelines, as the same may be amended from time to time, all as delivered to the Manager (collectively, the "Controlling Documents"), or as specified in writing form time to time by the Trust or otherwise accepted by the Manager, to manage (including the power to acquire and dispose of ) the assets of the Account and, without limiting the generality of the foregoing, to direct the Trustees in the exercise of the powers relating to the Account which are specified in the Controlling Documents, and, subject to such direction.
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             B.   The manager will also perform supervisory services
pertaining to the ongoing oversight and management of each Sub-Advisor retained by the Manager. Such services include, but shall not be limited to, supervising the compliance by such Sub-Advisor with the Act, reviewing such Sub-Advisor's performance, analysis of the composition of such Sub-Advisor's portfolio, and preparing reports relating to such supervisory activities for the Trustees. In addition, the Manager will, at the request of the Trustees, conduct a search to find a recommended replacement for any Sub-Advisor. The Manager will prepare presentations to Unitholders analyzing the Trust's overall performance based on analysis of each Sub-Advisor's performance.

             C. The Manager will consult with the Trustees and their representatives at such times as the Trustees may reasonably request with respect to the overall investment policy of the Account, and the Manager will cause one or more of its officers to attend such meetings with the Trustees and their representatives and to furnish such oral or written reports to the Trustees and their representatives, as the Trustees may reasonably request, with respect to, among other matters, the decisions it has made with respect to the Account and the purchase and sale of its portfolio securities (including the reasons therefor) and the extent to which such decisions have been implemented. In addition, the Manager also specifically agrees to (i) give advance notice in writing to the Trustees of the taking on by the Manager of new clients or ventures of material significance, including any related information required in order to enable the Trustees to determine whether the taking on of new business by the Manager will impair the Manager's ability to carry out its obligations under this Agreement, and (ii) provide to the Trustees such reports and other information as the Trustees may reasonably request in order to enable the Trustees to perform a review of the Manager's performance under this Agreement no less frequently than quarterly.

             4.   Standard of Care
                  ----------------

             A. The Manager will invest the Account in the manner provided herein and will have no duty or responsibility with respect to the diversification of the assets of the Trust, except with respect to the diversification of the Account as contemplated by the Prospectus.

             B. Except as provided in ERISA, the Manager will be under no liability or obligation to anyone with respect to any failure on the part of the Trustees or any other investment manager to perform any of their obligations under the Controlling Documents or any agreement affecting the Account, or under the terms of this Agreement, or for any error or omission whatsoever on the part of the Trustees or any other investment manager.

             C. The Manager will not be liable for the making, retention or sale of any investment or reinvestment by it as herein provided, nor for any loss to or diminution of the value of the Account; provided, however, that the
                                                   --------
Manager has acted in the premises with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in like capacity and familiar with such matters would use in the conduct of any enterprise of a like character and with like aims, and in accordance with such other requirements of ERISA as are applicable generally to fiduciaries under ERISA; provided further, however that nothing in this Agreement will protect
       --------
the Manager against any liability to the Trust or the Unitholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or
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gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder.

             5.   Compensation
                  ------------

             A. The Trust agrees to pay to the Manager, as full compensation and reimbursement for the services to be rendered by the Manager pursuant to this Agreement and any expenses incurred by the Manager in connection therewith (including the fees of a Sub-Advisor, if any), a fee on the last day of each month in which this Agreement is in effect, at the rates set forth on
Schedule I attached hereto.

             B. In the event that this Agreement commences on a date other than on the beginning of any calendar month, or if this Agreement terminates on a date other than the end of any calendar month, the fee payable hereunder by the Trust shall be proportionately reduced according to the number of days during such month that services were not rendered hereunder by the Manager.

             6.   General Provisions
                  ------------------

             A. With respect to securities in the Account, the Manager will purchase such securities from or through and sell such securities to or through such persons, brokers or dealers as the Manager shall deem appropriate to carry out the policy with respect to brokerage as set forth in the Prospectus, or as the Trust may direct in writing from time to time. It is understood that it is desirable for the Trust that the Manager have access to supplemental research and securities and economic analysis and statistical services and information with respect to the availability of securities or purchasers or sellers of securities provided by brokers and of use to the Trust although such access may require the allocation of brokerage business to brokers who execute transactions at a higher cost to the Trust that other brokers which provide only execution of portfolio transactions. Therefore, the Manager is authorized to place orders for the purchase and sale of securities with such brokers, subject to review by the Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its services to clients other than the Trust and the Unitholders.

             B. The Manager will pay all of its expenses incurred in the performance of this Agreement, including but not limited to fees, if any, of Sub-Advisors retained by the Manager, salaries and other compensation of its officers and employees and all other costs of providing such advice, portfolio management and information and reports to the Trustees as are required hereunder.

             C. Subject to the provision of paragraph B of Section 6 of this Agreement with respect to advance notice of the Manager's taking on of new clients or ventures of material significance, nothing herein contained shall limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

             D. This Agreement may be terminated, without the payment of any penalty, by either party hereto on not more than sixty (60) days' nor less than thirty (30) days' written notice to the other party. Any termination by the Trust shall be pursuant to a vote of a majority
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of the Trustees or by vote of a majority of outstanding voting securities (as defined in the Act) of the Trust.

             E. This Agreement will automatically terminate in the event of its "assignment" (as such term is defined in the Act).

             F. The Manager may rely on the authenticity, truth and accuracy of, and will be fully protected in acting upon:

                    (i) any notice, direction, certification, approval or other writing of the Trust, if evidenced by an instrument signed by the Chairman of the Board or any other Trustee of the Trust or the President, any Executive Vice President, Senior Vice President, any Vice President or the Treasurer of the Trust;

                    (ii) any copy of a resolution of the Trustees, if certified by the Chairman of the Board or any other Trustee of the Trust, or the Secretary or any Assistant Secretary of the Trust; and

                    (iii) any notification or information provided by the custodian of the assets in the Account, if evidenced by an instrument signed by an officer of the custodian.

             G. The Manager may rely on, and will be fully protected with respect to any action taken or omitted in reliance on, any information, statement or certificate provided or delivered to the Manager by or on behalf of the Trust with respect to any matter concerning the Trust and the operation and administration of the Account. The Manager is expressly authorized to consult with the Trust with respect to any matters arising in the administration of the Account and to act on the advice of the Trust; provided,
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however, that nothing herein shall limit the full responsibility of the
Manager for the management of the Account as provided herein.

             H. Communications from the Manager to the Trust or Trustees will be addressed to:

                  RSI Retirement Trust
                  317 Madison Avenue
                  New York, New York  10017
                  Attention:  William Dannecker, President and Trustee
                  ---------

                  Communications to the Manager from the Trust or the Trustees will be addressed to:

                  Retirement System Investors Inc.
                  317 Madison Avenue
                  New York, New York  10017
                  Attention:  James P. Coughlin, President
                  ---------

             In the event of a change of address, communications will be addressed to such new address as designated in a written notice from the Trust, the Trustees or the Manager, as the
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case may be.  All communications addressed in the above manner and by registered mail or delivered by hand shall be sufficient under this Agreement.

             I. This Agreement is governed by the laws of the State of New York (without reference to such State's conflict of law rules).

             J. No term or provision of this Agreement may be amended, modified or waived without the affirmative vote or action by written consent of the Manager and the Trust and in accordance with the Act.

             IN WITNESS WHEREOF, the Manager and the Trust have executed this Agreement as of the date first written above.


                                           RSI RETIREMENT TRUST



                                           By:
                                              ----------------------------
                                              Name:     William Dannecker
                                              Title:    President and Trustee



                                           RETIREMENT SYSTEM INVESTORS INC.




                                           By:
                                              -----------------------------
                                              Name:     James P. Coughlin
                                              Title:    President


       NOTE: ANY AGREEMENT, OBLIGATION OR LIABILITY MADE, ENTERED INTO OR INCURRED BY OR ON BEHALF OF RSI RETIREMENT TRUST BINDS ONLY THE TRUST ESTATE, AND NO TRUST PARTICIPANT, TRUSTEE, OFFICER OR AGENT THEREOF ASSUMES OR SHALL BE HELD TO ANY LIABILITY THEREOF.

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                                                                   SCHEDULE I

     Retirement System Investors Inc. shall act as the Manager for each of the Investment Funds of the Trust. For its services, the Manager is entitled to receive a fee, calculated daily and paid monthly, based on a percentage of the average net assets of the respective Investment Funds. The specific percentage for each Investment Fund is set forth in the following table:


                       Fee (% of Average Daily Net Assets)
                       ----------------------------------


           Actively Managed Bond Fund
           --------------------------

              First $50 Million                    .40%
              Next $100 Million                    .30
              Over $150 Million                    .20

           Intermediate-Term Bond Fund
           ---------------------------

              First $50 Million                    .40%
              Next $150 Million                    .30
              Over $200 Million                    .20



            Short-Term Investment Fund
            --------------------------

              First $50 Million                    .25%
              Over $50 Million                     .20

            Core Equity Fund
            ----------------

              First $50 Million                    .60%
              Next $150 Million                    .50
              Over $200 Million                    .40

            Value Equity Fund
            -----------------

              First $10 Million                    .60%
              Next $10 Million                     .50
              Next $20 Million                     .40
              Next $20 Million                     .30
              Next $40 Million                     .20
              Next $50 Million                     .15
              Over $150 Million                    .10




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           Effective May 1, 1999:
             First $10 Million                     .60%
             Next $10 Million                      .50
             Next $20 Million                      .40
             Over $40 Million                      .30


           Emerging Growth Equity Fund
           ---------------------------

           Assets Where No Sub-Advisor
           is Employed                            1.0%


           International Equity Fund
           -------------------------

            First $50 Million                      .80%
            Over $50 Million                       .70


           Effective April 26, 1999:
              First $20 Million                    .95%
              Next $30 Million                     .70
              Over $50 Million                     .55


      For the portion of the Emerging Growth Equity Fund for which HLM Management Company Inc. serves as Sub-Advisor, the fee is 1.20% of the average daily net assets under their management up to and including $25 million, 1.00% of average daily net assets for the next $25 million of average daily net assets, and .80% of average daily net assets under their management for amounts in excess of $50 million.

      For any Investment Fund which currently employs a Sub-Advisor (the International Equity Fund and Emerging Growth Equity Fund) the fee set forth above shall be reduced by 0.20% of average daily net assets if and when such sub-advisory relationship is terminated without the retention of a successor Sub-Advisor.